Metropolitan Series Fund, Inc
June 2003 NSAR

The agreements and plans of reorganization, needed in response to Sub-Item 77Q1 (g), can be incorporated by reference as follows:

The Agreement and Plan of Reorganization between Money Market Fund of General American Capital Company and State Street Research Money Market Series of New England Zenith Fund is incorporated by reference to the Registration Statement of New England Zenith Fund filed on Form N-14 on February 19, 2003.

The Agreements and Plans of Reorganization of each Series of General American Capital Company (other than Money Market Fund) and corresponding portfolios of Metropolitan Series Fund, Inc. are incorporated by reference to the Registration Statement of Metropolitan Series Fund, Inc. filed on Form N-14 on February 19, 2003.

The Agreements and Plans of Reorganization of each Series of New England Zenith Fund and corresponding newly created portfolios of Metropolitan Series Fund, Inc. are incorporated by reference to the Proxy Statement of New England Zenith Fund filed on Schedule 14A on March 24, 2003.